For the fiscal period ended 6/30/05
File number 811-5186

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust AST Goldman Sachs
Small Cap Value Portfolio

1.   Name of Issuer:
	Aspen Insurance Holdings Limited

2.   Date of Purchase
	3/22/05

3.   Number of Securities Purchased
	18,280

4.   Dollar Amount of Purchase
	$457,300

5.   Price Per Unit
	$25.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Credit Suisse First Boston Corporation, Dowling & Partners
Securities LLC,
Fox Pitt, Kelton Limited

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse First Boston
Deutsche Bank Securities
Morgan Stanley
Goldman, Sachs & Co.
Dowling & Partners Securities
Fox-Pitt, Kelton
Keefe, Bruyette &  Woods